UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 19, 2015

AMERICAN STATES WATER COMPANY

(Exact name of registrant as specified in its charter)

California	001-14431	95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

630 East Foothill Blvd. San Dimas, California	91773
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 394-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8-Other Events

Item 8.01.  Other Events

American States Water Company (NYSE:AWR) announced today that its Board of Directors has approved a stock repurchase program authorizing the Company to repurchase up to 1.2 million shares or 3.2% of its outstanding common shares from time to time through June 30, 2017.  The Company intends to initiate the repurchase of the common shares through implementation of a Rule 10b5-1 trading plan in June 2015 at the earliest.

The share repurchase program is intended to enable the Company to achieve a consolidated shareholders’ equity ratio that is more reflective of appropriate equity ratios for its two first-tier subsidiaries, Golden State Water Company (GSWC) and American States Utility Services, Inc. (ASUS). The Company has no plans to issue additional equity over the next several years other than through its employee and director stock incentive plans.

The repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.

Wells Fargo Bank, N.A., the sole lender and administrative agent under the Company’s Amended and Restated Credit Agreement has consented to the repurchase of up to 1.2 million common shares by the Company so long as the repurchase is completed on or prior to June 30, 2017 for an aggregate purchase price not to exceed $60,000,000. A copy of the Amended and Restated Credit Agreement, as amended, is attached hereto as Exhibit 10.1.

Section 9-Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits

The following document is filed as an Exhibit to this report:

Exhibit 10.1: Amended and Restated Credit Agreement, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY

Date: May 21, 2015	/s/ Eva G. Tang
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Amended and Restated Credit Agreement dated as of June 3, 2005 among American States Water Company, as Borrower, the Lenders named therein and Wells Fargo Bank, National Association, as Administrative Agent, as amended